2/5/2014

EXHIBIT 99.2
CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, FOURTH QUARTER
February 4, 2013 @ 11:00 AM ET

Katie:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss fourth quarter and full year results. Joining me today are Stephen Lebovitz, President and CEO and Farzana Mitchell, Executive Vice President and CFO. I’ll begin by quickly reading our safe harbor disclosure and will then turn it over to Stephen for his remarks.

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in today’s earnings release that is furnished on Form 8-K along with a transcript of today’s comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

Stephen:

Thank you, Katie and good morning everyone.

I’ll first spend a few minutes providing a progress report on our corporate goals and initiatives and will review our operational results for the quarter. Katie will then provide an update on disposition, development, and redevelopment progress and Farzana will run through financial results as well as guidance for 2014.

We made tremendous progress in 2013 on improving our balance sheet and achieving our goals ahead of schedule. We are now in a stronger financial position, but there is still work to do. Operationally, we took advantage of ongoing opportunities to invest in growing our core portfolio; we strengthened our retail base and increased the focus on our disposition program. We completed the sale of three mature malls and their related associated centers, as well as five office buildings during the year. We are focused on these initiatives in 2014 and will utilize our stronger financial structure to reposition our portfolio for higher growth over the long-term.

During the year, we made great strides on our tenant upgrade strategy, adding a number of new retailers to the portfolio. We expanded our relationship with H&M, Michael Kors and J. Crew and signed a number of firsts such as Athleta and Garage. This contributed to the double-digit leasing

2/5/2014

spreads of 11.8% achieved for the full year. However, the lost income from the downtime between stores closing and new stores opening weighed on our results and we were unable to fully convert our prospective tenant pipeline into the incremental occupancy improvements we had anticipated for the fourth quarter.

As you have undoubtedly read, the holiday sales season was lackluster for most retailers. The shorter holiday calendar and the highly promotional environment did not allow retailers to gain the traction necessary for a positive holiday season. As a result, sales for the quarter decreased 1.8%, bringing full year sales slightly negative to $356 per square foot. Contrary to reports in the media, traffic in our malls was strong over the holiday season, which translated into positive results for restaurants as well as entertainment. Jewelry continued to perform well as did athletic footwear. At the same time, certain categories experienced weakness such as children’s and junior apparel and ladies specialty. Given the end of year results, retailers are being cautious with inventory levels, which should allow for a less promotional and more profitable year in 2014. Currently, retailers are maintaining their expansion plans for 2014 and 2015, which bodes well for our leasing efforts.

We remain proactive in managing our risk for potential anchor closures as we did recently when JCPenney announced four store closures in our portfolio. We continue to actively monitor our JCPenney locations for potential risk of closure and have contingency plans in place, which include active discussions with various box retailers. We view these as opportunities for exciting revitalization of the space. While we do not anticipate any additional closure announcements this year based on our conversations with JC Penney and were encouraged by their recent sales improvements over the holiday season, we are staying ahead of any future impact to our portfolio.

Despite some challenges associated with the current environment, we are confident in our solid core of market dominant properties. We are in the early stages of our portfolio transformation, which includes investing in redevelopments and expansions to drive higher growth and profitability over the long term. And we are actively selling the lower tier assets that adversely impact our overall results.

Over the next few months we will continue the review of our core business and portfolio and will communicate a more detailed path of where we intend to take CBL. While this year’s NOI growth is not compelling, we are confident that over the long-term our company will generate strong growth in NOI and FFO as it has over our 20 year history as a public company.

A key pillar of this multi-year strategy is to hone our core portfolio so that it consists of more productive properties by culling mature assets with limited growth prospects and reinvesting in our higher growth assets including redevelopment and expansions. We began this process in 2013 and made solid progress toward aligning our portfolio and our financial structure in this manner. The pace of change will accelerate in 2014 and beyond.

2/5/2014

Lastly, based on feedback directly from investors and analysts, we are undertaking an effort to increase our transparency levels. In this regard, we have taken a number of steps this quarter to improve the information flow you receive from CBL, starting with our supplemental. Our goal is to provide more relevant disclosures for many of our primary metrics. Katie will now provide you with more specifics on what to expect from this initiative as well as commentary on redevelopment and portfolio-related activities.

Katie:

Thank you, Stephen.

Some of the improvements you will see in our supplemental this quarter include occupancy on a same-center basis, more detailed portfolio segmentation, shadow development pipeline disclosures for projects under pre-development and other frequently asked-for metrics such as weighted average interest expense by maturity and the straight line rent receivables balance. We have added information on leases that are commencing in addition to the information we provide on leases signed and have also converted to a cash NOI standard, which will exclude non-cash and non-comp items. Our objective is to help the market better understand our portfolio and our results and we will continue to evaluate additional improvements.

Now, turning to dispositions and capital markets:

DISPOSITIONS/CAPITAL MARKETS
Many of you read the report in Real Estate Alert discussing three assets that we are actively marketing for sale. While still early in the process, we have received strong interest as far as the quantity and quality of prospective buyers. We have a number of interested parties visiting the properties and actively engaging in due diligence, which we view positively. We have another small mall of under $20 million for which we have received an executed letter of intent. Due diligence is ongoing but we do not have hard dollars in escrow. We will provide a progress report on these deals as appropriate.

DEVELOPMENT
We opened two expansion projects at existing centers during the quarter. At Cross Creek Mall in Fayetteville, NC, we opened a 46,000 square foot expansion, a prime example of our focus on investing in our higher-growth assets. The District at Cross Creek allowed us to deliver new-to-the-market retailers including LOFT, Chico’s, Reed’s Jewelers and White House | Black Market, driving new traffic and contributing to a strong future growth rate at the center.

In November, we opened a freestanding 50,000-square-foot Dick’s Sporting Goods at our South County Center in St. Louis.

We have several anchor redevelopment projects in various stages. During the fourth quarter we celebrated the grand opening of Dunham’s Sporting Goods in a former Dillard’s location at Randolph Mall in Asheboro, NC.
We are under construction at our College Square Mall in Morristown, TN redeveloping a former Sears location into a TJMaxx and Longhorn restaurant. We anticipate a grand opening for TJMaxx in May.

2/5/2014

Burlington is under construction at our Northgate Mall in Chattanooga, TN. The new 65,000 square foot store is taking space formerly occupied by a Belk Home store and shops. Some of you may recall that we purchased Northgate Mall in an auction a few years ago. Since that time we have redeveloped the associated center, adding Michaels and Ross. Old Navy opened in January and will be joined by additional retailers and restaurants on the front side of the mall. And we completed a renovation at Northgate last year. The mall is seeing increased traffic and sales and has been a very nice addition to the portfolio.

Nordstrom Rack was just announced as a new addition to West Towne Crossing, our associated center next to West Towne Mall in Madison, WI. The 31,000-square foot store will open in the fall.

Dick’s Sporting Goods is under construction at our Monroeville Mall in Pittsburgh, PA in the remaining portion of a former department store space. The new store is expected to open this summer.

We are receiving strong interest for the Sears redevelopment projects at Fayette Mall and CoolSprings Galleria. We’ve provided some cost, return and timing guidelines in our new and improved supplemental. We will announce retailers joining these projects shortly as we finalize leases, and are excited that we’ll be announcing many that are new to the market. We recently started construction at Fayette Mall with the opening in 2015. Construction at CoolSprings Galleria will commence later this year with the opening scheduled for 2015.

Switching to ground-up developments, construction and leasing is progressing on The Outlet Shoppes at Louisville, between Louisville and Lexington. With the grand opening scheduled for July, the center is already 96% leased or committed with a first-class line-up including Coach, Banana Republic, Brooks Brothers, Chico’s, Nike and Saks Fifth Avenue OFF 5TH.

Given the continued demand for space at our 100% leased Outlet Shoppes at Oklahoma City, we will begin construction soon on a third phase to accommodate additional retailers. Oklahoma City’s 35,000-square-foot expansion will include new retailers Forever 21 and Lids. Phase three’s grand opening is scheduled for August.

At The Outlet Shoppes at El Paso, we will begin construction on a 45,000-square-foot expansion with H&M, Love Culture and Kate Spade. This will be a great addition to this already successful center and we look forward to the grand opening in late summer.

Construction of our new development, Fremaux Town Center in Slidell, LA is on schedule for an opening of phase one in March. The project is over 95% leased with anchors including TJMaxx, Michael’s, Kohl’s and Dick’s. We are also pre-leasing the more fashion focused phase two, which will be anchored by Dillard’s. Construction is expected to start this spring on the second phase.

I will now turn the call over to Farzana to provide an update on financing as well as a review of our financial performance.

2/5/2014

Farzana:

Thank you, Katie.

2013 was a transformational year for the balance sheet and our hard work yielded many impressive results. We informed the market in November of 2012 that we would begin positioning our balance sheet to achieve investment grade ratings and reached that goal ahead of plan in July 2013. We continued to execute our strategy of creating a more balanced financing structure by retiring more than $280 million in wholly owned property-specific secured loans, resulting in the addition of over $650 million of gross book value to our growing unencumbered pool. We closed on more than $130 million of new secured loans for joint venture properties, replacing the existing maturing loans and generating approximately $20 million in net proceeds. We also closed on a new $400 million, five year unsecured term loan at an attractive rate of 150 bps over LIBOR. We ended the year with a successful $450 million inaugural bond issuance with more than 70 investors participating. Today, our balance sheet is more flexible and stronger than it has been in many years and we are not done yet.

Looking forward we have a very clear plan to continue to add high-quality assets to our unencumbered pool. In January, we prepaid the $122 million loan secured by the highly productive St. Clair Square in Fairview Heights, IL, adding another $125 million in gross book value to our unencumbered pool. Today, 30% of our total consolidated NOI is generated by unencumbered assets and that number will continue to increase over time. In 2014, we will retire with unsecured borrowings the $113.4 million loan secured by Mall del Norte in Laredo, TX. This is one of our most productive properties with sales of over $560 per square foot.

In keeping with our plan of maintaining secured non-recourse debt on our joint venture assets, we expect to refinance the loan for Coastal Grand in Myrtle Beach, SC later this year. Our 50% share of this maturing loan is approximately $39 million.

We ended the year with more than $1.06 billion available on our lines of credit. Our financial covenants remain very sound, with a fixed charge coverage ratio of 2.2 times as of December 31, 2013 compared with 2.0 times last year. Our debt-to-total market capitalization was 56.7% compared with 53.8% as of the same period last year. The increase is primarily due to our lower stock price. Our bond covenants remained well in excess of the minimum required and we expect continued improvements over time. The secured debt to gross book value ratio was 42.0% at year end and currently has improved to 40.6% due to payoff of the loan secured by St. Clair mall.

The foreclosure of Citadel Mall was recently completed and we are working with the special servicer for the Columbia Place loan to achieve the same result. The $95.4 million combined loan amounts will be extinguished, which will be reflected in our balance sheet. Additionally, in the fourth quarter the loan secured by Chapel Hill Mall was transferred to the special servicer and we are discussing options. Also, this quarter we determined that it was appropriate to write-down the value of Madison Square, an unencumbered property in Huntsville, AL, to the current fair book value. This property had been slated for redevelopment for some time, however; we have now decided to look at alternative options.

2/5/2014

FINANCIAL REVIEW:
Turning to our financial results, FFO in the fourth quarter was $0.63 per share, compared with adjusted FFO of $0.62 per share for the fourth quarter 2012. Contributions from new properties and rent growth from existing properties were partially offset by dilution from the dispositions completed in the third quarter and higher interest expense from the bond issuance closed in November.

G&A as a percentage of total revenues was 4.4% for the quarter compared with 5.7% in the prior-year period. Our cost recovery ratio for the fourth quarter was 98.4% compared with 107.0% in the prior-year period as a result of higher operating expenses.

Fourth quarter portfolio same-center NOI declined 10 basis points with the mall category declining 20 basis points. Same-center base rent and net tenant reimbursements improved by $2.5 million in the quarter. This was partially offset by a $1.1 million decline in percentage rents and a $621,000 increase in snow removal expense. We also experienced an $800,000 increase in operating expenses during the quarter, primarily as a result of higher security and marketing expenditures. Occupancy improvements achieved during the quarter were lower than anticipated resulting in a minimal top line contribution to NOI.

There were two primary factors impacting NOI growth in 2013. One is our lower performing assets. As we’ve been discussing, we will continue to divest these centers over time. The other is the downtime associated with our tenant upgrade strategy. The typical downtime between stores closing and opening is between 6 and 8 months with the majority of our store closures occurring in the first quarter and the majority of replacements coming online beginning in the third quarter. These months of lost rent as retailers are replaced were a drag on results; however, in the long run we expect a stronger property with higher future growth prospects.

GUIDANCE:
In 2014, our focus will remain on upgrading the retail mix, redeveloping underperforming locations and divesting mature assets. With this ongoing portfolio transformation in mind, we are providing FFO guidance for 2014 in the range of $2.22 to $2.26 per share. I’ll take a minute to run through a few of the major items contributing to our FFO expectations for 2014. We anticipate that the additional interest expense resulting from the bond issuance completed late last year will be offset by lower interest expense as we pay off loans using our lines of credit throughout the year. Our guidance incorporates $0.06 per share of dilution from the dispositions completed in 2013. These items are offset by contributions from new properties, including developments and expansions opened in 2013 and those expected to open in 2014 as well as internal growth. Our FFO guidance assumes same-center NOI growth in a range of 1.0 to 2%. Our guidance of modest NOI growth is reflective of the short-term impact of the downtime associated with replacing underperforming retailers and redevelopments and a conservative occupancy assumption of flat to up 25 basis points throughout the year. Our guidance does not include the impact of any future asset sales, bond issuances or acquisitions.

I’ll now turn the call over to the operator to open the line for questions.